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                                                                    Exhibit 10.8

                              EMPLOYMENT AGREEMENT
                                (SHEILA C. BROWN)

         THIS EMPLOYMENT AGREEMENT (this "AGREEMENT") is entered into as of May 5, 2004 by and between TEXAS ROADHOUSE, INC., a Delaware corporation (the "COMPANY"), and SHEILA C. BROWN, a resident of the Commonwealth of Kentucky ("EXECUTIVE").

                                    RECITALS

         A. The Company is preparing for an initial public offering (the "IPO") of its shares of Class A Common Stock, $0.001 par value ("CLASS A COMMON STOCK"), and has filed a Registration Statement on Form S-1 (the "REGISTRATION STATEMENT") with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

         B. Executive has been appointed as the General Counsel of the Company.

         C. The Company desires that the employment of Executive, and Executive wishes such employment, as General Counsel of the Company following the IPO, to be governed by the terms and conditions set forth in this Agreement.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements of the Company and Executive set forth below, the Company and Executive, intending to be legally bound, agree as follows:

                  1. EFFECTIVE DATE. The terms and conditions of Executive's employment hereunder shall become effective upon completion and closing of the IPO (the "EFFECTIVE DATE"). Notwithstanding the preceding sentence, the terms and conditions of Executive's employment hereunder shall not become effective and this Agreement shall immediately terminate if, prior to the Effective Date, any of the following shall occur: (a) Executive resigns from her employment with Texas Roadhouse Management Corp., a Kentucky corporation ("MANAGEMENT CORP"), (b) the death or Disability (as defined in Section 10 hereof) of Executive, (c) the withdrawal of the Registration Statement prior to its effectiveness, (d) if the IPO does not close on or prior to December 31, 2004, or (e) Executive's employment is terminated by Management Corp. Neither Executive nor the Company may revoke or cancel this Agreement prior to the Effective Date without written agreement of the other party.

                  2. EMPLOYMENT. Subject to all the terms and conditions of this Agreement, Executive's period of employment under this Agreement shall be the period commencing on the Effective Date and ending on the last day of the twelfth full fiscal quarter following the Effective Date (the "THIRD ANNIVERSARY DATE"), which initial twelve fiscal quarter term, unless otherwise agreed to by the parties, shall be extended on the Third Anniversary Date and on each anniversary of that date thereafter, for a period of four fiscal quarters thereafter (which initial twelve fiscal quarter term together with any such

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         extensions, if any, the "TERM"), unless the Executive's employment terminates earlier in accordance with Section 9 hereof. Thereafter, if Executive continues in the employ of the Company, the employment relationship shall continue to be at will, terminable by either Executive or the Company at any time and for any reason, with or without cause, and subject to such terms and conditions established by the Company from time to time.

                  3. POSITION AND DUTIES.

                           (a) EMPLOYMENT WITH THE COMPANY. While Executive is employed by the Company during the Term, Executive shall be employed as the General Counsel of the Company, and such other titles as the Company may designate, and shall perform such duties and responsibilities as the Company shall assign to her from time to time, including duties and responsibilities relating to the Company's wholly-owned and partially owned subsidiaries and other affiliates.

                           (b) PERFORMANCE OF DUTIES AND RESPONSIBILITIES. Executive shall serve the Company faithfully and to the best of her ability and shall devote her full working time, attention and efforts to the business of the Company during her employment with the Company hereunder. While Executive is employed by the Company during the Term, Executive shall report to the Chief Executive Officer of the Company or to such other person as designated by the Board of Directors of the Company (the "BOARD"). Executive hereby represents and confirms that she is under no contractual or legal commitments that would prevent her from fulfilling her duties and responsibilities as set forth in this Agreement. During her employment with the Company, Executive shall not accept other employment or engage in other material business activity, except as approved in writing by the Board. Executive may participate in charitable activities and personal investment activities to a reasonable extent, and she may serve as a director of business organizations as approved by the Board, so long as such activities and directorships do not interfere with the performance of her duties and responsibilities hereunder.

                  4. COMPENSATION.

                           (a) BASE SALARY. While Executive is employed by the Company during the Term, the Company shall pay to Executive a base salary at the rate of One Hundred Twenty Thousand and no/100 Dollars ($120,000.00) per fiscal year, less deductions and withholdings, which base salary shall be paid in accordance with the Company's normal payroll policies and procedures. The Executive's base salary may be reviewed by the Compensation Committee of the Board on or after September 30, 2005, and annually thereafter, to determine whether it should be increased.

                           (b) INCENTIVE BONUS. Commencing with the first full fiscal quarter following the Effective Date and for each full fiscal quarter thereafter that Executive is employed by the Company during the Term, Executive shall be eligible for a quarterly incentive bonus in an amount up to Ten Thousand and no/100 Dollars ($10,000.00), based upon achievement of defined goals established by the Compensation Committee of the Board and in accordance with the terms of any incentive plan of the Company in

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         effect from time to time (the "INCENTIVE BONUS"). The level of achievement of the objectives each fiscal quarter and the amount payable as Incentive Bonus shall be determined in good faith by the Compensation Committee. Any Incentive Bonus earned for a fiscal quarter shall be paid to Executive on or before the 90th day following the last day of such fiscal quarter. The amount of the Executive's quarterly incentive bonus may be reviewed by the Compensation Committee of the Board on or after September 30, 2005, and annually thereafter, to determine whether it should be increased.

                           (c) STOCK OPTIONS.

                                   (i) In the event of a termination of
                           Executive's Employment other than for Cause (as defined below) or termination by Executive for Good Reason (as defined below) within 12 months following a Change of Control (as defined below), or prior to a Change of Control at the direction of a person who has entered into an agreement with the Company, the consummation of which will constitute a Change of Control, and contingent upon Executive's compliance with Section 10(g), all options granted under any stock option and stock incentive plans of the Company that are outstanding as of the date of termination shall become immediately exercisable in full and shall remain exercisable until the earlier of (A) two years after termination of Executive's employment by the Company or (B) the option expiration date as set forth in the applicable option agreement.

                                   (ii) A "CHANGE OF CONTROL" shall mean that
                           one of the following events has taken place at any time during the Term:

                                            (A) The stockholders of the Company
                                      approve one of the following:

                                                     (I) Any merger or statutory
                                            plan of exchange involving the
                                            Company ("MERGER") in which the
                                            Company is not the continuing or
                                            surviving corporation or pursuant to
                                            which the Common Stock, $0.001 par
                                            value ("COMMON STOCK") would be
                                            converted into cash, securities or
                                            other property, other than a Merger
                                            involving the Company in which the
                                            holders of Common Stock immediately
                                            prior to the Merger have
                                            substantially the same proportionate
                                            ownership of common stock of the
                                            surviving corporation after the
                                            Merger; or

                                                     (II) Any sale, lease,
                                            exchange, or other transfer (in one
                                            transaction or a series of related
                                            transactions) of all or
                                            substantially all of the assets of
                                            the Company or the adoption of any
                                            plan or proposal for the liquidation
                                            or dissolution;

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                                            B) During any period of 12 months or
                                   less, individuals who at the beginning of such period constituted a majority of the Board of Directors cease for any reason to constitute a majority thereof unless the nomination or election of such new directors was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period; or

                                            C) A tender or exchange offer, other
                                   than one made by:

                                                     (I)  the Company, or by

                                                     (II) W. Kent Taylor or any
                                            corporation, limited liability
                                            company, partnership, or other
                                            entity in which W. Kent Taylor (x)
                                            owns a direct or indirect ownership
                                            of 50% or more or (y) controls 50%
                                            or more of the voting power
                                            (collectively, the "TAYLOR PARTIES")

                           is made for the Common Stock (or securities convertible into Common Stock) and such offer results in a portion of those securities being purchased and the offeror after the consummation of the offer is the beneficial owner (as determined pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")), directly or indirectly, of securities representing at least 20 percent of the voting power of outstanding securities of the Company; or

                                    (D) the Company receives a report on
                           Schedule 13D of the Exchange Act reporting the beneficial ownership by any person other than a Taylor Party of securities representing 20 percent or more of the voting power of outstanding securities of the Company, except that if such receipt shall occur during a tender offer or exchange offer described in
                           (C) above, a Change of Control shall not take place until the conclusion of such offer.

                           Notwithstanding anything in the foregoing to the
                  contrary, no Change of Control shall be deemed to have occurred for purposes of this Agreement by virtue of any transaction which results in Executive, or a group of persons which includes Executive, acquiring, directly or indirectly, securities representing 20 percent or more of the voting power of outstanding securities of the Company.

                           iii) A termination by Executive for "Good Reason"
                  shall mean a termination based on:

                                    (A) the assignment of Executive a different
                           title or job responsibilities that result in a substantial decrease in the level of responsibility from those in effect immediately prior to the Change of Control;

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                                    (B) a reduction by the Company or the
                            surviving company in Executive's base pay as in effect immediately prior to the Change of Control;

                                    (C) a significant reduction by the Company
                            or the surviving company in total benefits available to Executive under cash incentive, stock incentive and other employee benefit plans after the Change of Control compared to the total package of such benefits as in effect prior to the Change of Control;

                                    (D) the requirement by the Company or the
                           surviving company that Executive be based more than 50 miles from where Executive's office is located immediately prior to the Change of Control, except for required travel on company business to an extent substantially consistent with the business travel obligations which Executive undertook on behalf of the Company prior to the Change of Control; or

                                    (E) the failure by the Company to obtain
                           from any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company ("SUCCESSOR") the assent to this Agreement contemplated by Section 13(g) hereof.

                           (d) BENEFITS. While Executive is employed by the Company during the Term, Executive shall be entitled to participate in all employee benefit plans and programs of the Company that are available to executive officers generally to the extent that Executive meets the eligibility requirements for each individual plan or program. The Company provides no assurance as to the adoption or continuance of any particular employee benefit plan or program, and Executive's participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto.

                           (e) EXPENSES. While Executive is employed by the Company during the Term, the Company shall reimburse Executive for all reasonable and necessary out-of-pocket business, travel and entertainment expenses incurred by her in the performance of her duties and responsibilities hereunder, subject to the Company's normal policies and procedures for expense verification and documentation.

                           (f) VACATIONS AND HOLIDAYS. Executive shall be entitled to be absent from her duties for the Company by reason of vacation for a period of three weeks per calendar year. Executive shall coordinate her vacation schedule with the Company so as not to impose an undue burden on the Company. In addition, Executive shall be entitled to such national and religious holidays as the Board shall approve for all of its employees from time to time.

                  5. AFFILIATED ENTITIES. As used in Sections 6, 7 and 8 of this Agreement, "COMPANY" shall include the Company and each corporation, limited liability company, partnership, or other entity that is controlled by the Company, or is under common

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         control with the Company (in each case "control" meaning the direct or indirect ownership of 50% or more of all outstanding equity interests).

                  6. CONFIDENTIAL INFORMATION. Except as required in the performance of Executive's duties as an employee of the Company or as authorized in writing by the Board, Executive shall not, either during Executive's employment with the Company or at any time thereafter, use, disclose or make accessible to any person any confidential information for any purpose. "CONFIDENTIAL INFORMATION" means information proprietary to the Company or its suppliers or prospective suppliers and not generally known (including trade secret information) about the Company's suppliers, products, services, personnel, customers, recipes, pricing, sales strategies, technology, computer software code, methods, processes, designs, research, development systems, techniques, finances, accounting, purchasing, and plans. All information disclosed to Executive or to which Executive obtains access, whether originated by Executive or by others, during the period of Executive's employment by the Company (whether before, during, or after the Term), shall be presumed to be Confidential Information if it is treated by the Company as being Confidential Information or if Executive has a reasonable basis to believe it to be Confidential Information. Executive acknowledges that the above-described knowledge and information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company. During Executive's employment with the Company, Executive shall refrain from committing any acts that would materially reduce the value of such knowledge or information to the Company. The foregoing obligations of confidentiality shall not apply to any knowledge or information that (i) is now or subsequently becomes generally publicly known, or (ii) is required to be disclosed by law or legal process, other than as a direct or indirect result of the breach of this Agreement by Executive. Executive acknowledges that the obligations imposed by this Section 6 are in addition to, and not in place of, any obligations imposed by applicable statutory or common law.

                  7. NONCOMPETITION COVENANT.

                           (a) AGREEMENT NOT TO COMPETE. During Executive's employment with the Company (whether before, during, or after the Term) and during the Restricted Period (as defined below), Executive shall not, directly or indirectly, on her own behalf or on behalf of any person or entity other than the Company, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise, engage in any business that is directly competitive with the business of the Company, including without limitation any business that operates one or more full-service, casual dining steakhouse restaurants. The provisions of this Section 7(a) shall also apply to any business which is directly competitive with any other business which the Company acquires or develops during Executive's employment with the Company.

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                           (b) AGREEMENT NOT TO HIRE. Except as required in the
         performance of Executive's duties as an employee of the Company, during Executive's employment with the Company (whether before, during, or after the Term) and during the Restricted Period, Executive shall not, directly or indirectly, hire, engage or solicit or induce or attempt to induce to cease working for the Company, any person who is then an employee of the Company or who was an employee of the Company during the six (6) month period immediately preceding Executive's termination of employment with the Company.

                           (c) AGREEMENT NOT TO SOLICIT. Except as required in the performance of Executive's duties as an employee of the Company, during Executive's employment with the Company (whether before, during, or after the Term) and during the Restricted Period, Executive shall not, directly or indirectly, solicit, request, advise, induce or attempt to induce any vendor, supplier or other business contact of the Company to cancel, curtail, cease doing business with, or otherwise adversely change its relationship with the Company.

                           (d) RESTRICTED PERIOD. "RESTRICTED PERIOD" hereunder means the period commencing on the last day of Executive's employment with the Company and ending on the date that is two years following the last day of the Term.

                           (e) ACKNOWLEDGMENT. Executive hereby acknowledges that the provisions of this Section 7 are reasonable and necessary to protect the legitimate interests of the Company and that any violation of this Section 7 by Executive shall cause substantial and irreparable harm to the Company to such an extent that monetary damages alone would be an inadequate remedy therefor. Therefore, in the event that Executive violates any provision of this Section 7, the Company shall be entitled to an injunction, in addition to all the other remedies it may have, restraining Executive from violating or continuing to violate such provision.

                           (f) BLUE PENCIL DOCTRINE. If the duration of, the scope of or any business activity covered by any provision of this
         Section 7 is in excess of what is determined to be valid and enforceable under applicable law, such provision shall be construed to cover only that duration, scope or activity that is determined to be valid and enforceable. Executive hereby acknowledges that this Section 7 shall be given the construction that renders its provisions valid and enforceable to the maximum extent, not exceeding its express terms, possible under applicable law.

                           (g) PERMITTED EQUITY OWNERSHIP. Ownership by
         Executive, as a passive investment, of less than 2.5% of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Section 7.

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                  8. INTELLECTUAL PROPERTY.

                           (a) DISCLOSURE AND ASSIGNMENT. As of the Effective Date, Executive hereby transfers and assigns to the Company (or its designee) all right, title, and interest of Executive in and to every idea, concept, invention, and improvement (whether patented, patentable or not) conceived or reduced to practice by Executive whether solely or in collaboration with others while she is employed by the Company, and all copyrighted or copyrightable matter created by Executive whether solely or in collaboration with others while she is employed by the Company that relates to the Company's business (collectively, "CREATIONS"). Executive shall communicate promptly and disclose to the Company, in such form as the Company may request, all information, details, and data pertaining to each Creation. Every copyrightable Creation, regardless of whether copyright protection is sought or preserved by the Company, shall be a "work made for hire" as defined in 17 U.S.C. Section 101, and the Company shall own all rights in and to such matter throughout the world, without the payment of any royalty or other consideration to Executive or anyone claiming through Executive.

                           (b) TRADEMARKS. All right, title, and interest in and to any and all trademarks, trade names, service marks, and logos adopted, used, or considered for use by the Company during Executive's employment (whether or not developed by Executive) to identify the Company's business or other goods or services (collectively, the "MARKS"), together with the goodwill appurtenant thereto, and all other materials, ideas, or other property conceived, created, developed, adopted, or improved by Executive solely or jointly during Executive's employment by the Company and relating to its business shall be owned exclusively by the Company. Executive shall not have, and will not claim to have, any right, title, or interest of any kind in or to the Marks or such other property.

                           (c) DOCUMENTATION. Executive shall execute and deliver to the Company such formal transfers and assignments and such other documents as the Company may request to permit the Company (or its designee) to file and prosecute such registration applications and other documents it deems useful to protect or enforce its rights hereunder. Any idea, invention, copyrightable matter, or other property relating to the Company's business and disclosed by Executive prior to the first anniversary of the effective date of Executive's termination of employment shall be deemed to be governed by the terms of this
         Section 8 unless proven by Executive to have been first conceived and made after such termination date.

                           (d) NON-APPLICABILITY. Executive is hereby notified that this Section 8 does not apply to any invention for which no equipment, supplies, facility, Confidential Information, or other trade secret information of the Company was used and which was developed entirely on Executive's own time, unless (i) the invention relates (A) directly to the business of the Company or (B) to the Company's actual or demonstrably anticipated research or development, or (ii) the invention results from any work performed by Executive for the Company.

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                  9. TERMINATION OF EMPLOYMENT.

                           (a) Executive's employment with the Company shall
                  terminate immediately upon:

                                    (i)   Executive's receipt of written notice
                                          from the Company of the termination of
                                          her employment;

                                    (ii)  the Company's receipt of Executive's
                                          written resignation from the Company;

                                    (iii) Executive's Disability (as defined
                                          below); or

                                    (iv)  Executive's death.

                           (b) The date upon which Executive's termination of employment with the Company occurs shall be the "TERMINATION DATE."

                  10. PAYMENTS UPON TERMINATION OF EMPLOYMENT.

                           (a) If Executive's employment with the Company is
                  terminated by reason of:

                                    (i)   Executive's abandonment of her
                                          employment or Executive's
                                          resignation for any reason (whether
                                          or not such resignation is set
                                          forth in writing or otherwise
                                          communicated to the Company);

                                    (ii)  termination of Executive's
                                          employment by the Company for Cause
                                          (as defined below); or

                                    (iii) termination of Executive's
                                          employment by the Company without
                                          Cause following expiration of the
                                          Term; or

         the Company shall pay to Executive her then-current base salary through the Termination Date.

                           (b) If Executive's employment with the Company is terminated by the Company effective prior to the expiration of the Term for any reason other than for Cause (as defined below), then the Company shall pay to Executive, subject to Section 10(i) of this
         Agreement:

                                    (i)     her then-current base salary
                                            through the Termination Date;

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                                    (ii)    any earned and unpaid annual
                                            Incentive Bonus for the fiscal
                                            quarter immediately preceding the
                                            fiscal quarter in which the
                                            Termination Date occurs;

                                    (iii)   the amount of her then current base
                                            salary that Executive would have
                                            received from the Termination Date
                                            through the date that is (A) 180
                                            days following such Termination Date
                                            and (B) the Third Anniversary Date
                                            if her employment with the Company
                                            had not been terminated; and

                                    (iv)    50% of the aggregate quarterly
                                            Incentive Bonus earned by Executive
                                            for the last four full fiscal
                                            quarters immediately preceding the
                                            fiscal quarter in which the
                                            Termination Date occurs.

         Any amount payable to Executive pursuant to Section 10(b)(iii) shall be subject to deductions and withholdings and shall be paid to Executive by the Company in the same periodic installments in accordance with the Company's regular payroll practices commencing on the first normal payroll date of the Company following the expiration of all applicable rescission periods provided by law. Any amount payable to Executive pursuant to Section 10(b)(ii) shall be paid to Executive by the Company in the same manner and at the same time that Incentive Bonus payments are made to current employees of the Company, but no earlier than the first normal payroll date of the Company following the expiration of all applicable rescission periods provided by law. Any amount payable to Executive pursuant to Section 10(b)(iv) shall be paid to Executive by the Company on the same date as any payment would be made pursuant to Section 10(b)(ii) if Executive were entitled to such payment.

                           (c) If Executive's employment with the Company is terminated effective prior to the expiration of the Term by reason of Executive's death or Disability, the Company shall pay to Executive or her beneficiary or her estate, as the case may be, her then-current base salary through the Termination Date, any earned and unpaid quarterly Incentive Bonus for the fiscal quarter preceding the fiscal quarter in which the Termination Date occurs and a pro-rated portion of any quarterly Incentive Bonus for the fiscal quarter in which the Termination Date occurs, based on the number of days during such fiscal quarter that Executive was employed by the Company, payable in the same manner and at the same time that Incentive Bonus payments are made to current employees of the Company.

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                           (d)      Cause. "CAUSE" hereunder shall mean:

                                    (i)   an act or acts of dishonesty
                                          undertaken by Executive and
                                          intended to result in substantial
                                          gain or personal enrichment of
                                          Executive at the expense of the
                                          Company;

                                    (ii)  unlawful conduct or gross
                                          misconduct that is willful and
                                          deliberate on Executive's part and
                                          that, in either event, is
                                          materially injurious to the
                                          Company;

                                    (iii) the conviction of Executive of a
                                          felony;

                                    (iv)  material and deliberate failure of
                                          Executive to perform her duties and
                                          responsibilities hereunder or to
                                          satisfy her obligations as an
                                          officer or employee of the Company,
                                          which failure has not been cured by
                                          Executive within ten days after
                                          written notice thereof to Executive
                                          from the Company; or

                                    (v)   material breach of any terms and
                                          conditions of this Agreement by
                                          Executive not caused by the
                                          Company, which breach has not been
                                          cured by Executive within ten days
                                          after written notice thereof to
                                          Executive from the Company.

                           (e) "DISABILITY" hereunder shall mean the inability of Executive to perform on a full-time basis the duties and responsibilities of her employment with the Company by reason of her illness or other physical or mental impairment or condition, if such inability continues for an uninterrupted period of 45 days or more during any 360-day period. A period of inability shall be "uninterrupted" unless and until Executive returns to full-time work for a continuous period of at least 30 days.

                           (f) In the event of termination of Executive's employment, the sole obligation of the Company hereunder shall be its obligation to make the payments called for by Sections 10(a), 10(b), or 10(c) hereof, as the case may be, and the Company shall have no other obligation to Executive or to her beneficiary or her estate, except as otherwise provided by law.

                           (g) Notwithstanding any other provision hereof, the Company shall not be obligated to make any payments under Section 10(b)(ii), (iii) or (iv) of this Agreement unless Executive has signed a full release of claims against the Company, in a form and scope to be prescribed by the Board, all applicable consideration periods and rescission periods provided by law shall have expired, and Executive is in strict compliance with the terms of this Agreement as of the dates of the payments.

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                  11. RETURN OF PROPERTY. Upon termination of Executive's
         employment with the Company, Executive shall deliver promptly to the Company all records, files, manuals, books, forms, documents, letters, memoranda, data, customer lists, tables, photographs, video tapes, audio tapes, computer disks and other computer storage media, and copies thereof, that are the property of the Company, or that relate in any way to the business, products, services, personnel, customers, prospective customers, suppliers, practices, or techniques of the Company, and all other property of the Company (such as, for example, computers, cellular telephones, pagers, credit cards, and keys), whether or not containing Confidential Information, that are in Executive's possession or under Executive's control.

                  12. REMEDIES. Executive acknowledges that it would be difficult to fully compensate the Company for monetary damages resulting from any breach by her of the provisions of Sections 6, 7, and 8 hereof. Accordingly, in the event of any actual or threatened breach of any such provisions, the Company shall, in addition to any other remedies it may have, be entitled to injunctive and other equitable relief to enforce such provisions, and such relief may be granted without the necessity of proving actual monetary damages.

                  13. MISCELLANEOUS.

                           (a) GOVERNING LAW. This Agreement shall be governed by, subject to, and construed in accordance with the laws of the Commonwealth of Kentucky without regard to conflict of law principles. Any action relating to this Agreement shall only be brought in a court of competent jurisdiction in the Commonwealth of Kentucky, and the parties consent to the jurisdiction, venue and convenience of such courts.

                           (b) JURISDICTION AND LAW. Executive and the Company consent to jurisdiction of the courts of the Commonwealth of Kentucky and/or the federal district courts, Western District of Kentucky, for the purpose of resolving all issues of law, equity, or fact, arising out of or in connection with this Agreement. Any action involving claims of a breach of this Agreement shall be brought in such courts. Each party consents to personal jurisdiction over such party in the state and/or federal courts of Kentucky and hereby waives any defense of lack of personal jurisdiction or FORUM NON CONVENIENS. Venue, for the purpose of all such suits, shall be in Jefferson County, Commonwealth of Kentucky.

                           (c) ENTIRE AGREEMENT. Except for any written stock option agreement and related agreements between Executive and the Company, this Agreement contains the entire agreement of the parties relating to Executive's employment with the Company and supersedes all prior agreements and understandings with respect to such subject matter, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth herein.

                           (d) NO VIOLATION OF OTHER AGREEMENTS. Executive hereby represents and agrees that neither (i) Executive's entering into this Agreement, (ii) Executive's employment with the Company, nor (iii) Executive's carrying out the provisions of this

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

         Agreement, will violate any other agreement (oral, written or other) to which Executive is a party or by which Executive is bound.

                           (e) AMENDMENTS. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the parties hereto.

                           (f) NO WAIVER. No term or condition of this Agreement shall be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement of the waiver is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

                           (g) ASSIGNMENT. This Agreement shall not be assignable, in whole or in part, by either party without the prior written consent of the other party, except that the Company may, without the consent of Executive, assign its rights and obligations under this Agreement (i) to any entity with which the Company may merge or consolidate, or (ii) to any corporation or other person or business entity to which the Company may sell or transfer all or substantially all of its assets. Upon Executive's written request, the Company will seek to have any Successor by agreement assent to the fulfillment by the Company of its obligations under this Agreement. After any assignment by the Company pursuant to this Section 13(g), the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the "Company" for purposes of all terms and conditions of this Agreement, including this Section 13.

                           (h) COUNTERPARTS. This Agreement may be executed in any number of counterparts, and such counterparts executed and delivered, each as an original, shall constitute but one and the same instrument.

                           (i) SEVERABILITY. Subject to Section 7(f) hereof, to the extent that any portion of any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

                           (j) SURVIVAL. The terms and conditions set forth in Sections 5, 6, 7, 8, 9, 11, 12, and 13 of this Agreement, and any other provision that continues by its terms, shall survive expiration of the Term or termination of Executive's employment for any reason.

                           (k) CAPTIONS AND HEADINGS. The captions and paragraph headings used in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

                           (l) NOTICES. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and either delivered in person or sent by first class certified or registered mail, postage prepaid, if to the Company, at the Company's principal place of business, and if to Executive, at her home address most recently filed with the Company, or to such other address or addresses as either party shall have designated in writing to the other party hereto.

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

         IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the date set forth in the first paragraph.

                                   TEXAS ROADHOUSE, INC.

                                   By: /s/ GERARD J. HART
                                       ---------------------------------------
                                       Gerard J. Hart, Chief Executive Officer


                                   SHEILA C. BROWN

                                   /s/ SHEILA C. BROWN
                                   -------------------------------------------

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